UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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First Financial Service Corporation
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First Financial Service Corporation sent the following letter to its shareholders on or about May 9, 2008:

FIRST FINANCIAL SERVICE CORPORATION ACKNOWLEDGES DEATH OF DIRECTOR DR. WRENO R. HALL

ISSUE DATE: MAY 9, 2008

Dear Fellow Shareholders:

It is with great sadness that we acknowledge the loss of our director, Dr. Wreno R. Hall this past April.  Dr. Hall had served on our board since 1979 and was a retired surgeon who spent 39 years practicing in Elizabethtown.  His dedication to our organization will be greatly missed.  We extend our heartfelt thoughts and prayers to his family during this difficult time.

On or about April 18, 2008, we mailed to our stockholders a Proxy Statement regarding a Notice of Annual Meeting of Shareholders to be held on May 21, 2008.  Except as specifically stated by this letter, all information set forth in the Proxy Statement remains accurate and should be considered in voting your shares.

Dr. Hall’s term as a director was scheduled to expire in 2008, and he had been nominated for re-election at the Annual Meeting of Shareholders.  At this time, the Company’s board of directors has determined not to fill the vacancy created by Dr. Hall’s passing, nor to appoint a successor nominee for election at the 2008 Annual Meeting of Shareholders.  The three remaining directors nominated for re-election, as disclosed in the Proxy Statement, remains unchanged.

If you have already returned your proxy voting form, you do not need to submit a new form.  Proxy voting forms already returned by stockholders will remain valid and will be voted at the Annual Meeting of Shareholders on May 21, 2008.  Votes cast for Dr. Hall will not be counted.

In a related matter, the board of directors held a special meeting on May 8, 2008.  Acting upon the recommendation of our Chairman, the board successfully voted to reduce the size of the Company’s board of directors from eleven to ten seats.

If you have not returned your proxy voting form, please vote as soon as possible.  We look forward to seeing you at the meeting.

Sincerely,

B. KEITH JOHNSON

Chief Executive Officer

Elizabethtown, Kentucky

May 9, 2008